Exhibit 99.B(p)(16)

RBC Global Asset Management

Standards of Business Conduct
Personal Trading Rules
Reporting Requirements

“Client First: We will always earn the right to be our clients’ first choice.”

As a fiduciary and in accordance with our Values, our clients’ interests will always come first above our own. Each of us must take care that our actions do not create an actual, potential or perceived conflict of interest, or cause reputational damage to RBC.

We expect all employees to know and comply with both the letter and the spirit of the RBC GAM-US Code of Ethics and related policies and procedures. Please read the Code carefully to ensure you understand what it requires of you. If something is unclear, or if you find yourself in a situation not addressed in the Code, please reach out to someone from the Compliance team. Doing so is your responsibility and can help us identify areas for improvement.

Thank you all for your continued efforts to keep us in compliance with our legal and regulatory obligations.

Best regards,
Mike Lee

RBC GAM-US Code of Ethics | December 8, 2023 | Page 2

Table of Contents

A message from Mike Lee		2
Most Recent Changes		5
Summary and Rationale		5
1.	Applicable Regulations	5
2.	Related Policies and Procedures	6
Scope		6
Limited Exemptions		7
1.	RBC Exempt Individuals	7
2.	Extraordinary Exemptions	7
Standards of Business Conduct		7
1.	Values	7
2.	Compliance with Laws and Regulations	8
3.	Conflicts of Interest	8
4.	Trading on Material Non-Public Information	8
Maintaining Accounts		9
1.	Designated Brokers	9
2.	Other Brokers	9
3.	Third-Party Managed Accounts	9
4.	Futures and Commodities Accounts	10
Trading Rules		10
1.	Preclearance Requirements	10
2.	Short-Term Trading	11
3.	Options Trading	12
4.	Blackout Period Trading	12
5.	Private Investments	13
6.	RBC Private Funds	13
7.	Royal Bank of Canada Securities	13
8.	Initial Public Offerings Prohibited	13
9.	Watch List or Restricted Securities	14
10.	Frequent / Unusual Trading Activity	14
11.	Compliance Department Personnel Trades	14
Reporting Requirements / Certifications		14
1.	Covered Accounts	14
2.	Initial Certifications	14

RBC GAM-US Code of Ethics | December 8, 2023 | Page 3

3.	Quarterly Certifications	15
4.	Quarterly Transaction Reports	15
5.	Annual Holdings Report	15
6.	Intern Certifications	16
7.	Access Persons with Affiliate Entity Reporting Requirements and RBC Exempt Individuals	16
8.	Compliance Committee and Client Reporting	16
Violations		17
1.	Reporting Violations	17
2.	Information Barrier Violations	17
3.	Non-Material Violations	17
4.	Material Violations	17
5.	Observations	18
6.	Disciplinary or Remedial Measures	18
7.	Donation of Proceeds	18
8.	No Liability for Losses	19
9.	Confidentiality / Reporting Misconduct	19
Training		19
Recordkeeping		19
Disclosure		19
Ownership		20
Review Schedule		20
Approval Date and Revisions		20
Definitions		20
Exhibit A – Quick Reference Guide		28
Exhibit B – Frequently Asked Questions (FAQs)		29

RBC GAM-US Code of Ethics | December 8, 2023 | Page 4

Most Recent Changes

December 8, 2023

This RBC Global Asset Management (U.S.) Inc. (“RBC GAM-US”) Code of Ethics (“Code of Ethics”) has been reviewed and revised to remove references to “Protegent PTA” and “PTA” and replace them with “designated compliance reporting system.” This change was made to make this terminology evergreen to encompass possible future changes to the system being used to administer the Code of Ethics. Other non-material administrative edits were made to add clarity.

Summary and Rationale

The Securities and Exchange Commission (“SEC”) requires registered investment advisers to establish, maintain and enforce a written code of ethics that includes, at a minimum, standards of business conduct, provisions requiring compliance with all applicable federal securities laws, and provisions requiring reporting of personal securities transactions and holdings. At RBC, consistent with our commitment to hold ourselves to the highest standards of integrity and to put our clients’ needs above our own, whatever our role, we take these regulatory requirements very seriously. Our Values, RBC’s Code of Conduct (“Code of Conduct”), and the Code of Ethics guide us and set expectations for our behavior.

1. Applicable Regulations

Section 204A, Investment Advisers Act of 1940, as amended (“Investment Advisers Act”)

Section 204A of the Investment Advisers Act (Prevention of misuse of nonpublic information) requires investment advisers to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser, and provides for the adoption of rules and regulations requiring the same.

Rule 204A-1 under the Investment Advisers Act

Rule 204A-1 under the Investment Advisers Act (Investment adviser codes of ethics) requires investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•	Standards of business conduct reflecting fiduciary obligations of the investment adviser and those of its supervised persons. [1]

•	Provisions requiring compliance with applicable federal securities laws.

•	Provisions requiring all access persons to report, and for the investment adviser to review, their personal securities transactions and holdings, at required intervals:

o	No later than 10 days after becoming an access person, the information must be provided and be current as of a date no more than 45 days prior to the date the person becomes an access person.

o	At least once every 12-month period, holdings information must be reported and current as of a date no more than 45 days prior to the date the report was submitted.

o	Transaction reports must be provided no later than 30 days after the end of each calendar quarter covering all transactions during the quarter.

•	Provisions requiring the preapproval of certain investments.

•	Provisions requiring supervised persons to report any code violations.

•	Provisions requiring the investment adviser to provide each supervised person with a copy of the code of ethics and any amendments, and requiring supervised persons to provide written acknowledgment of receipt.

1 All Employees are deemed to be both supervised persons and Access Persons under the Rules.

RBC GAM-US Code of Ethics | December 8, 2023 | Page 5

Section 17(j) under the Investment Company Act of 1940, as amended (“Investment Company Act”)

Section 17(j) under the Investment Company Act (Transactions of certain affiliated persons and underwriters) makes it unlawful for anyone affiliated with a registered investment company to engage in any act, practice, or course of business in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by such registered investment company as are fraudulent, deceptive or manipulative, and provides for the adoption of rules and regulations, including the adoption of codes of ethics, by registered investment companies and investment advisers of such investment companies.

Rules 17j-1 under the Investment Company Act

Rule 17j-1 under the Investment Company Act (Personal investment activities of investment company personnel) requires every fund, and each investment adviser of every fund, to adopt a written code of ethics containing provisions reasonably necessary to prevent access persons from engaging in any conduct prohibited by the rules, and requires fund boards to approve the codes of ethics of each investment adviser and any material changes thereto.

2. Related Policies and Procedures

•	RBC Code of Conduct

•	RBC GAM-US Gifts and Entertainment Policies and Procedures

•	RBC GAM-US Material Nonpublic Information (MNPI) and Equity Research Providers Policy

•	RBC GAM-US Outside Business Activities Policy

•	RBC GAM-US Political Contributions Policy

•	RBC Enterprise Conflicts of Interest Policy and Control Standards

•	RBC Enterprise-Wide Privacy & Security Policies

•	RBC Enterprise Personal Trading Standard

See Definitions for a description of capitalized terms used throughout the Code of Ethics.

Scope

The Code of Ethics applies to all RBC GAM-US Access Persons. RBC GAM-US considers all of its Employees, including contractors and interns, to be Access Persons, with limited exceptions. In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of or have access to nonpublic information regarding securities transactions or portfolio holdings in any client’s account.

Understanding and complying with the Code of Ethics, the Code of Conduct, and other RBC Enterprise-wide policies, are conditions of employment. Violations may result in written warnings, cancellation of transactions, disgorgement of profits, fines, suspension or cancellation of personal trading privileges, suspension or termination of employment, or referral to criminal authorities (see Violations). If you are uncertain about how any provision of the Code of Ethics applies to you, please contact your manager or the Compliance Department.

RBC GAM-US Code of Ethics | December 8, 2023 | Page 6

Limited Exemptions

1. RBC Exempt Individuals

Certain RBC GAM-US officers and/or directors (“RBC Executives”) are not RBC GAM-US Employees and serve in such roles solely at the request of Royal Bank of Canada or its affiliates. If all of the following conditions apply and the RBC Executive certifies annually that they:

•	Have no day-to-day involvement with RBC GAM-US.

•	Do not have an office on firm premises.

•	Do not make securities recommendations to RBC GAM-US clients or have access to such nonpublic recommendations.

•	Do not have access to nonpublic information regarding clients’ purchase or sale of securities.

•	Do not have access to nonpublic information regarding clients’ portfolio holdings.

•	Are subject to another similar code, including Enterprise-wide policies related to trading RBC securities.

Then such RBC Executive will be exempt from the Code of Ethics (“RBC Exempt Individuals”).

If any of the above conditions no longer apply, the RBC Executive shall immediately notify the Compliance Department. The Compliance Department will review the circumstances in order to determine whether the exempt status should remain in effect. While this determination is pending, the RBC Executive will not be permitted to engage in any personal securities transactions that would be subject to preclearance approval requirements.

The Compliance Department reserves the right to change an RBC Exempt Individual’s status at any time for any reason.

2. Extraordinary Exemptions

The Compliance Department may grant limited exemptions to certain requirements of the Code of Ethics in its sole discretion, where extraordinary circumstances warrant and the Compliance Department is satisfied that granting the exemption would not represent a breach of federal or state securities laws, a breach of the Firm’s fiduciary obligations or undue risk to its clients or RBC GAM-US. All requests for such exemptions shall be in writing and the Compliance Department will maintain a written record of its response.

Standards of Business Conduct

1. Values

As a part of One RBC, we are guided by our Values, which define what we stand for everywhere we do business and set the tone for our culture. Our Values are defined in RBC’s Code of Conduct, which all Employees are required to read and understand. We each have a responsibility to be truthful, respect others, and comply with laws, regulations, and RBC’s policies. At RBC, we bring our Values to life every day – continuing to earn the trust of RBC’s clients and each other and ensuring our strong reputation for doing what’s right.

All Employees are required to complete annual training on the RBC Code of Conduct. This required training is part of each Employee’s Learning Plan in Workday.

RBC GAM-US Code of Ethics | December 8, 2023 | Page 7

CLIENT FIRST: We will always earn the right to be our clients’ first choice.
COLLABORATION: We win as One RBC.

ACCOUNTABILITY: We take ownership for personal and collective high performance.
DIVERSITY & INCLUSION: We embrace diversity for innovation and growth.
INTEGRITY: We hold ourselves to the highest standards to build trust.

2. Compliance with Laws and Regulations

RBC GAM-US expects all Employees to respect and comply with all applicable federal and state securities laws and regulations. Employees are prohibited from any activity which directly or indirectly:

•	Defrauds a client in any manner.

•	Misleads a client, including any statement that omits material facts.

•	Operates or would operate as a fraud or deceit on a client.

•	Functions as a manipulative practice with respect to a client.

•	Functions as a manipulative practice with respect to securities.

Breaking the law could result in civil, criminal and regulatory penalties, including fines, for RBC and the individual involved, as well as damage to both RBC’s and the individual’s reputation.

3. Conflicts of Interest

As a fiduciary and in accordance with our Values, our clients’ interests will always come first above our own. All Employees must be watchful in terms of identifying situations that may present actual, potential (where there is a reasonable probability that an actual conflict will arise), or perceived conflicts of interest, if the perceived conflict could cause reputational damage to the Firm.

RBC GAM-US seeks to identify and appropriately manage all actual, potential or perceived conflicts between the Firm, Employees, affiliates, and clients. If you believe that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a client’s interests, or between the Firm’s business interests and a client’s interests, contact your manager or the Chief Compliance Officer (“CCO”) for guidance.

Failure to disclose a potential or actual conflict of interest is a violation of the Code of Ethics and may result in disciplinary action, up to and including termination of employment. See Violations.

4. Trading on Material Non-Public Information

From time to time, an Employee may have access to Material Non-Public Information (“MNPI”) about a company, including RBC, or its clients. If you believe you have come into possession of MNPI, contact the Compliance Department immediately (or legal staff in the absence of Compliance staff), refrain from engaging in transactions or giving oral or written recommendations or advice related to the MNPI, and maintain the confidentiality of the information. It is a violation of federal securities law to trade on MNPI.

The preclearance requirements and rules contained in the Code of Ethics are designed to help prevent, detect and correct trading on MNPI.

Please see the RBC GAM-US Material Non-Public Information (MNPI) and Research Providers Policy for additional information to ensure you understand your compliance obligations.

RBC GAM-US Code of Ethics | December 8, 2023 | Page 8

Maintaining Accounts

These requirements apply to all accounts where an Access Person has a Beneficial Ownership Interest. An Access Person has a Beneficial Ownership Interest in an investment if the Access Person has or shares in the opportunity, directly or indirectly, to profit or share in the profits, regardless of the name in which the investment is held. Access Persons are assumed to have a Beneficial Ownership Interest in all Covered Accounts and Covered Investments held by Immediate Family Members, including accounts where the Access Person has discretionary control over the purchase or sale of Covered Investments, and interests in any partnerships, trusts or estates, or through a power-of-attorney.

Access Persons must promptly disclose all new accounts in the designated compliance reporting system as soon as the accounts are established, and in no event later than engaging in transactions in Covered Investments. Failure to disclose a Covered Account is a Violation of this Code of Ethics (see Violations).

1. Designated Brokers

All Covered Accounts must be maintained with one of three Designated Brokers:

•	Fidelity Investments

•	Charles Schwab & Co.

•	RBC Wealth Management, a division of RBC Capital Markets, LLC (“RBCCM”), (or any RBC affiliate)

New Access Persons (with the exception of interns and contract workers) are required to transfer Covered Accounts to a Designated Broker within 30 days of commencement of employment or as soon thereafter as reasonably possible.

Access Persons are responsible for any costs associated with transferring accounts to a Designated Broker.

2. Other Brokers

In certain circumstances, the Compliance Department may allow an account to be held with an outside broker (e.g., a Third-Party Managed Account (see below)). If electronic feeds are not available from the outside broker, Access Persons must ensure that duplicate copies of account statements and broker trade confirmations are provided to the Compliance Department in accordance with the schedule set forth in Reporting Requirements / Certifications.

Access Persons may either complete an Outside Securities Account Preapproval Form in the designated compliance reporting system or contact the Compliance Department directly to seek preapproval to hold a Covered Account with a non-Designated Broker.

3. Third-Party Managed Accounts

A Third-Party Managed Account is a Covered Account managed by a third-party manager who has investment management discretion regarding securities transactions pursuant an investment management or advisory agreement. In such an account, the account owner grants investment discretion to a third-party manager on a continuing basis. The account owner establishes the basic investment risk parameters and gives blanket authority to the third-party manager to trade in securities on his/her behalf without prior input or approval of individual transactions.

Subject to preapproval by Compliance, and as long as Access Persons or their Immediate Family Members are not exercising direct or indirect control over the account, Third-Party Managed Accounts will be monitored but exempt from preclearance requirements. Access Persons must provide the Compliance Department with a copy of the investment management agreement and make the following representations:

•	The third-party manager’s relationship to the account owner is an independent professional relationship (versus friend or relative).

RBC GAM-US Code of Ethics | December 8, 2023 | Page 9

•	Access Person will not use the Third-Party Managed Account to circumvent the letter or spirit of the Code of Ethics. This requirement includes but is not limited to the following:

o	The Third-Party Managed Account will not purchase Private Investments without abiding by the procedures established under the Code of Ethics to obtain preclearance approval. See Private Investments.

o	The Third-Party Managed Account will not purchase initial public offerings or engage in other transactions prohibited by this Code of Ethics.

•	Access Person will not discuss with the investment manager or adviser any nonpublic information regarding any RBC actual or contemplated transaction in securities or any of the Firm’s nonpublic securities recommendations.

•	In the event electronic feeds are not available from the broker, Access Person will arrange for duplicate statements and broker trade confirmations to be provided to the Compliance Department.

If an Access Person suggests or directs a particular purchase or sale of securities in a Third-Party Managed Account, the Access Person must obtain preclearance approval for the transaction. However, if directing trades in any Third-Party Managed Account becomes more than a rare occurrence, and it appears Access Person is exercising direct or indirect control over the account, the account will be changed from a managed account to an account requiring preclearance.

Access Person will also be required to certify quarterly that they did not exercise direct or indirect influence or control over the Third-Party Managed Account (see Reporting Requirements / Certifications).

The Compliance Department reserves the right to deny or revoke its approval of a Third-Party Managed Account at any time, for any reason.

4. Futures and Commodities Accounts

Futures and commodities accounts require preapproval by the Compliance Department. To request preapproval, an Access Person must either complete the Outside Securities Account Preapproval Form via the designated compliance reporting system, or contact the Compliance Department directly to seek preapproval. The Access Person shall provide whatever cooperation the Compliance Department requests in connection with its monitoring and oversight activities related to the Futures and commodities account.

RBC GAM-US is registered with the National Futures Association (“NFA”) and is subject to Commodity Futures Trading Commission (“CFTC”) rules, which requires Access Persons to obtain preapproval before opening commodities or futures accounts. Commodities or Futures accounts are generally maintained with R.J. O’Brien and OptionsXpress.

Failure to obtain preapproval of a Futures or commodities trading account is a violation of CFTC rules, as well as a violation of the Code of Ethics (see Violations).

Trading Rules

1. Preclearance Requirements

Access Persons and their Immediate Family Members may not trade in a Covered Investment until the transaction has been preapproved (“precleared”) through the designated compliance reporting system (or by email to a member of the Compliance Team in the event the system is unavailable). Obtaining preclearance approval does not relieve Access Person from conducting securities transactions in compliance with the other provisions of the Code of Ethics.

Securities-Licensed Access Persons (“Registered Personnel”) Only: In addition to obtaining preclearance approval through the designated compliance reporting system, Registered Personnel are required to review the RBC Wealth Management Restricted Securities List prior to trading in any Covered Investment.

Trading in any security listed on the RBC Wealth Management restricted securities list by Registered Personnel during the restricted period is a material violation of the Code of Ethics (see Violations).

Access Persons are not required to preclear the following:

a.	Purchases or sales of open-end investment companies (including RBC Managed Funds).

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b.	Purchases or sales of the following types of securities:

•	Exchange-Traded Funds (ETFs) (excludes single-security ETFs which must be precleared)

•	Exchange-Traded Notes (ETNs)

•	U.S. Government securities

•	Bankers’ acceptances

•	Bank certificates of deposit

•	Commercial paper

•	High-quality short-term debt instruments (such as money market mutual funds)

•	Royal Bank Common Stock Fund

c.	Transactions resulting from an Automatic Investment Plan in accordance with a predetermined schedule and allocation, including a Dividend Reinvestment Plan.

d.	Transactions in preapproved Third-Party Managed Accounts.

e.	Stock gifts/donations.

f.	Transactions over which the Access Person has no control, such as:

•	Changes in ownership positions related to corporate actions such as stock splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock delivery or receipt upon assignment by a contra party.

•	Purchases of securities effected upon exercise of rights issued by an issuer pro-rata to holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	The expiration of an option contract or option exercise threshold that triggers an automatic exercise.

g.	Any transaction in which the Compliance Department determines that the nature of the security traded or the facts surrounding the transaction are sufficient to make preclearance unwarranted.

Preclearance approvals are good until the close of business/trading following the day the preclearance is granted. An Access Person must submit a new preclearance request for transactions not executed within the approval period.

2. Short-Term Trading

Access Persons and their Immediate Family Members are prohibited from profiting from the purchase and sale, or the sale and purchase, of the same Covered Investment within a 30-calendar-day period. This 30-day holding period requirement does not apply to transactions not subject to preclearance requirements. For purposes of this rule, a last-in, first-out (“LIFO”) rule will be applied, matching any transaction with any opposite transaction within 30 days.

The purchase or sale of option contracts may not be used to circumvent the 30-day holding period requirement.

Exceptions may be granted in extraordinary circumstances. Any requests for an exception to the short-term trading restriction must be preapproved by the CCO (or designee).

RBC GAM-US Code of Ethics | December 8, 2023 | Page 11

Selling at a loss

The designated compliance reporting system is not able to determine whether a transaction will result in a profit or loss and will automatically deny a preclearance request for the sale of a Covered Investment held for less than 30 days. Prior to selling at a loss, an Access Person must first:

•     Complete a preclearance request in the designated compliance reporting system (which will be denied due to the 30-day rule).

•     Provide a written explanation of the transaction to the Compliance Department.

If there are no other reasons for the preclearance denial (e.g., Blackout Period prohibition), Access Person will be permitted to proceed with the transaction.

3. Options Trading

An Option is a security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specific price, within a specific time frame. An Access Person who buys/sells an option is deemed to have purchased/sold the underlying security when the option was purchased/sold.

Reminders

•     Access Persons must preclear the option ticker symbol, not the underlying symbol.

•     Preclearance is required when you engage in opening and closing Options transactions as well as when you exercise an option.

•     Preclearance is not required upon the expiration of an option contract or option exercise threshold that triggers an automatic exercise.

•     The purchase and/or sale of option contracts may not be used to circumvent the short-term trading restriction.

•     Options trading on RBC stock (RY) is prohibited.

4. Blackout Period Trading

Access Persons and their Immediate Family Members may not purchase or sell a Covered Investment if the same security has been purchased or sold in a portfolio managed by RBC GAM-US for seven calendar days before through seven calendar days after the portfolio trade date (“Blackout Period”). Preclearance requests for securities purchased or sold in a client account any time during the seven-day period preceding the preclearance request will be denied.

An Access Person’s transaction will be flagged for review if there is a trade in the same security in a client portfolio within seven calendar days following the Access Person’s trade date. The Compliance Department will investigate all such trades, including requiring the Access Person to submit a written explanation of the circumstances surrounding the transaction. If the Compliance Department is not satisfied that the Access Person effected the trade without knowledge of the impending RBC GAM-US managed portfolio transaction, the Access Person may be required to reverse the transaction, forfeit any resulting gains, and absorb any resulting financial and/or tax consequences (see Violations).

Access Persons’ trades are cross-referenced against all client portfolio trades that occur during the Blackout Period to ensure there are no violations of the Blackout Period trading prohibition.

The “De minimis” exemption may apply to limit the application of the Blackout Period. Trades covered by the “De minimis” exemption must be precleared and are subject to all other requirements of the Code of Ethics. In addition, the following requirements must be met:

•	The transaction or aggregated transactions must be for the purchase or sale of 2,000 shares or less every 30 days. In the case of Options, the transaction must be for < 20 contracts.

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•	The issuer of the securities must have a market capitalization of at least $1 billion. In the case of Options, the underlying security must have a market capitalization of at least $1 billion.

•	The transaction must be free from any actual, potential, or perceived conflicts of interest.

De minimis exemptions are generally not available to Investment Professionals.

5. Private Investments

Private Placements or Limited Offerings (“Private Investments”) include any investment in securities not executed through a securities market such as a stock exchange, automated quotation system or an over-the-counter market. Private Investments are exempt from registration under the Securities Act of 1933. Examples of Private Investments include but are not limited to the following:

•	Any securities obtained by prospectus exception, including tax shelter private investments

•	Private placements

•	Hedge funds

•	Limited partnership investments or closely held corporations

•	Income-producing real estate investments

•	Private investment opportunities offered by RBCCM or a previous employer

•	New offerings of unregistered securities

•	Investments in a private company (including family businesses, restaurants, consulting companies, investment-based crowdfunding entities, etc.)

•	Initial Coin Offerings (“ICOs”). Registered Personnel are prohibited from purchasing ICOs that may be considered to be securities offerings.

An Access Person who owns Private Investments, whether held at the start of employment or acquired during their employment, may at any time be required to halt or divest in any and all transactions involving said Private Investments if potential or actual conflicts of interest arise.

Preapproval by both the Compliance Department and the Access Person’s manager is required for initial and subsequent investments in all Private Investments. To request preapproval, Access Persons must complete and submit the Private Placement Preapproval Form in the designated compliance reporting system, and provide copies of the offering documents and subscription agreements, as applicable. Failure to seek preapproval for a Private Investment is a material violation of the Code of Ethics (see Violations).

6. RBC Private Funds

Access Persons may not invest in Private Funds managed by RBC or any of its affiliates (including BlueBay alternative funds) unless the Access Person is directly involved in providing investment management services to the fund.

7. Royal Bank of Canada Securities

Access Persons are prohibited from trading in Options on Royal Bank of Canada (RY) securities. The only exception to this prohibition is for RBC affiliated company employees exercising Options in conjunction with a sale of their shares under an employee compensation plan, provided that settlement of the Options takes place within 10 days of the sale of the RBC shares. Certain RBC GAM-US directors or senior officers may also be subject to RBC Trading Windows.

8. Initial Public Offerings Prohibited

Access Persons and their Immediate Family Members are prohibited from participating in an Initial Public Offering (“IPO”). An IPO is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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IPOs represent the same type of investment opportunity that may be considered on behalf of our clients. In addition, for Registered Personnel, participation in an IPO is prohibited under FINRA rules; this prohibition includes participation in an ICO that may be determined to be a securities offering

9. Watch List or Restricted Securities

RBC GAM-US may from time to time, for a variety of reasons, identify issuers whose securities Access Persons are restricted from trading. If an issuer is on the Restricted List, no trading will be permitted. If an issuer is on the Watch List, trading may be approved, depending on the facts and circumstances surrounding the request.

10. Frequent / Unusual Trading Activity.

Frequent trading activity is strongly discouraged. Access Persons’ main focus should be on client interests and other work duties. Although no set limit of trades during a period of time is expressly stated, Access Persons should understand that frequent trading activity which is deemed excessive will be escalated to the Access Person’s manager. The Compliance Department may also monitor patterns of personal trading activity and may require additional information from an Access Person with respect to a specific trade or series of transactions.

11. Compliance Department Personnel Trades

Compliance Department personnel are not permitted to review or assess compliance with the Code of Ethics as it relates to their own personal trading activities. The CCO is responsible for administering the Code of Ethics with respect to personal trading activities of the compliance Employee who has been delegated with the responsibility for administering the Code of Ethics. The CCO’s personal trading activity in Covered Investments is reported to the Compliance Committee quarterly.

Reporting Requirements / Certifications

1. Covered Accounts

Covered Accounts include all brokerage or other investment accounts that can transact in Covered Investments, and where Access Persons and their Immediate Family Members have direct or indirect influence or control or Beneficial Ownership Interest, including interests in any partnerships, trusts or estates (see separate RBC GAM-US Outside Business Activities Policy for disclosure and approval requirements for partnerships, trusts and estates).

Access Persons must promptly disclose all new Covered Accounts in the designated compliance reporting system. All new Covered Accounts must be opened with a Designated Broker, unless preapproved by the Compliance Department. Failure to promptly disclose new Covered Accounts is a violation of the Code of Ethics (see Violations).

2. Initial Certifications

Within 10 calendar days of the start of employment, or any other occurrence that results in an individual being deemed an Access Person (e.g., when certain employees of affiliates or otherwise related persons gain access to RBC GAM-US pre-execution trading activity and nonpublic holdings information), the Access Person is required to disclose all Covered Accounts and Covered Investments and provide the Compliance Department with electronic or paper statements dated within 45 days of becoming an Access Person. Each Access Person is responsible for entering initial holdings information manually into the designated compliance reporting system, if holdings are not automatically captured by an electronic feed.

In addition, each new Access Person is required to complete initial certifications confirming the accuracy of the holdings and account information disclosed, understanding of Code requirements, disclosure of outside business activities, and other disclosures, within 10 calendar days of becoming an Access Person.

Failure to disclose all Covered Accounts and holdings within 10 days of becoming an Access Person, with electronic or paper statements current as of a date no more than 45 days prior to the date the person becomes an Access Person, is a regulatory violation as well as a violation of the Code of Ethics (see Violations).

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3. Quarterly Certifications

Access Persons must certify via the designated compliance reporting system quarterly that they have complied with all Code of Ethics requirements, including but not limited to the following:

•	Any personal securities transactions have been precleared as required by the Code of Ethics.

•	Access Person has complied with the Code of Conduct.

•	All new accounts have been properly disclosed in the designated compliance reporting system. Access Persons are required to complete a separate Quarterly Broker Account Report in the designated compliance reporting system confirming the accuracy of all accounts disclosed in the system and, if applicable, that all required statements have been provided to the Compliance Department.

•	If Access Person is the beneficiary of any third-party managed account, beneficiary trust, or named as a successor trustee:

o	At no time did Access Person direct the trustee or third-party manager to make any particular purchases or sales of securities.

o	At no time did Access Person consult with the trustee or third-party manager as to the particular allocation of investments to be made in said account(s) during the quarter.

•	If applicable, all outside business activities, including modifications to existing approved activities, have been reported to and approved by the Compliance Department and the Employee’s manager.

•	Access Person has not been in receipt of MNPI, except as disclosed to the Compliance and Legal Departments.

•	Employee has complied with the Political Contributions Policy.

•	If applicable, any Code of Ethics violations made by the Access Person or the Access Person’s Immediate Family Member(s) have been brought to the attention of the Compliance Department.

Access Persons will be notified by the Compliance Department when quarterly certifications are due. Failure to complete the quarterly certifications before the deadline prescribed by the Compliance Department (absent extenuating circumstances such as a leave of absence) may be considered a violation of the Code (see Violations).

4. Quarterly Transaction Reports

Within 30 calendar days after the end of each quarter, Access Persons are required to provide statements that identify all transactions in Covered Investments during the quarter (“Transaction Reports”). Access Persons do not need to facilitate the request to forward quarterly Transaction Reports to the Compliance Department if any one of the following conditions are met:

•	Access Person maintains Covered Accounts with a Designated Broker (the Compliance Department is able to obtain electronic feeds through the designated compliance reporting system on these accounts).

•	Access Person has obtained preapproval from the Compliance Department and previously arranged to have the required statements and broker confirms sent directly to the Compliance Department.

•	The Compliance Department is receiving electronic feeds on the account(s) through the designated compliance reporting system.

Failure to provide Transaction Reports within 30 days after the end of each quarter is a regulatory violation as well as a violation of the Code of Ethics (see Violations).

5. Annual Holdings Report

At least once each 12-month period, with information current as of a date no more than 45 days prior to the date the report was submitted, Access Persons must submit a holdings report (“Annual Holdings Report”) containing the following information.

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•	The title and type of security, and as applicable the exchange ticket symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect Beneficial Ownership Interest.

•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held.

•	The date the Access Person submits the report.

Exceptions: Access Persons do not need to include securities that do not require preclearance on the Annual Holdings Report (e.g., mutual funds or ETFs); provided, however, any fund for which RBC GAM-US serves as an investment adviser (“RBC Managed Funds”) must be disclosed.

Currently, the Annual Holdings Report is required to be completed at the end of the third calendar quarter (September 30) through the designated compliance reporting system.

Failure to provide an Annual Holdings Report with information current as of a date no more than 45 days prior to the date the report is required is a regulatory violation as well as a violation of the Code of Ethics (see Violations).

6. Intern Certifications

Intern Employees who will be with RBC GAM-US for less than one quarter and who will not be given access to non-public trading or holdings (i.e., Intern Employees who are not considered Access Persons) may be required to complete initial and final certifications in lieu of the reporting and certification requirements described herein. The Compliance Department will provide training to Intern Employees not considered Access Persons in order to reinforce expectations and applicable policies and procedures. Intern Employees will not be required to transfer existing Covered Accounts to one of our Designated Brokers.

7. Access Persons with Affiliate Entity Reporting Requirements and RBC Exempt Individuals

The Compliance Department may utilize the reports an Access Person provides to an affiliated entity to satisfy certain reporting requirements when the Access Person is subject to a Code of Ethics and reporting requirements for the affiliated entity with similar or more stringent reporting requirements.

RBC Exempt Individuals are required to make annual representations confirming the conditions of their exempt status as described above (see Limited Exemptions).

8. Compliance Committee and Client Reporting

The CCO shall report on the Compliance Department’s monitoring and other related activities to the Compliance Committee and as requested by clients. The following will be reported quarterly:

•	Anticipated or recommended changes to the Code of Ethics.

•	A written summary of all violations and any other significant information concerning application of the Code of Ethics.

The following will be reported upon client request:

•	Certification that RBC GAM-US has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

•	Summary of Code of Ethics violations.

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Violations

1. Reporting Violations

Employees are required to report any violations of this Code of Ethics promptly, whether by Employee or others, to the Compliance Department. The Compliance Department will conduct a thorough review, including contacting the Employee for additional information, and conferring with the Employee’s manager, where appropriate, in order to determine whether the violation is material, and whether any disciplinary or remedial actions need to be taken.

An Employee deemed in violation of the Code of Ethics will have the opportunity to respond to all charges and a written record will be maintained, along with any remedial action taken.

RBC GAM-US may report Code of Ethics violations to:

•	RBC GAM-US Senior Management

•	RBC GAM-US Board of Directors

•	RBC Funds Board

•	Clients

•	Prospective Clients

•	SEC

2. Information Barrier Violations

RBC GAM-US maintains informational barriers and other reasonably designed controls to ensure that it conducts its business in accordance with its fiduciary obligations to clients and in compliance with all federal and state securities laws. All Employees share this responsibility. Any Employee who believes that there has been a violation of the Code of Ethics, any other Firm policy or procedure, or any applicable aspect of the federal or state securities laws or their related rules, must report the violation promptly to the CCO.

3. Non-Material Violations

If a violation is deemed to be non-material, a disciplinary communication will be sent to the Employee, with a copy to the Employee’s manager. The Employee will be required to review the Code of Ethics requirements and respond to the communication acknowledging completion of the review and compliance going forward. Examples of non-material violations include but are not limited to:

•	First inadvertent preclearance violation involving a transaction that would have been approved if preclearance had been sought.

•	Possibly failure to identify a personal securities account (such as rollovers, direct accounts, HSAs with brokerage link and other non-traditional securities accounts) with the ability to trade securities (only if no securities have been transacted). This is a facts and circumstances situation. If circumstances warrant a non-material determination, it will be a one-time-only exception.

•	Failure to complete required quarterly and annual certifications, absent extenuating circumstances, within the time period prescribed by the Compliance Department.

•	Repeated administrative errors.

4. Material Violations

If a violation represents a second or subsequent non-material violation, or if it is an initial violation deemed material, disciplinary or remedial measures may be taken as described below. Examples of material violations include but are not limited to:

•	A deliberate attempt to violate the Code of Ethics.

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•	First inadvertent preclearance violation if the transactions would not have been approved if preclearance had been sought.

•	Repeated preclearance violations (even if the transaction would otherwise have been approved).

•	Failure to identify personal securities accounts in which securities had been transacted (regardless of whether the transaction would have been approved).

•	Failure to obtain preapproval for a Private Investment.

•	Failure to report an actual or potential conflict of interest.

•	Certain Blackout Period violations by Investment Professionals.

•	Failure to obtain preapproval of a Futures or commodities trading account, in violation of CFTC rules.

•	Registered Personnel only: Trading in any security listed on the RBC Wealth Management restricted securities list during the restricted period.

•	Failure to comply with all applicable federal and state securities laws and regulations.

Employees are expected to know and understand all Code requirements. Failure to comply with any Code requirement may be considered a material or non-material violation, as determined by the Compliance Department, and subject to disciplinary or remedial measures, including but not limited to termination of employment.

5. Observations

If an Access Person makes repeated administrative errors such as preclearing in the wrong account, preclearing the wrong direction (e.g., entering a buy instead of a sell) or makes other repeated input errors that cause transactions to be flagged in the designated compliance reporting system, disciplinary or remedial measures may be taken as described herein.

6. Disciplinary or Remedial Measures

Disciplinary or remedial measures may include but are not limited to any one or more of the following:

•	Additional training

•	Disgorgement of profits

•	Trade reversals

•	Trade restrictions

•	Salary reduction or monetary fine

•	Suspension or termination of employment

•	Referral to criminal authorities where appropriate

Employee’s manager will be notified of all Code violations and any disciplinary or remedial actions taken. All repercussions beyond a disciplinary communication will be determined by the CCO in conjunction with the Employee’s manager, or, where appropriate, the President of RBC GAM-US.

7. Donation of Proceeds

If an Access Person is required to disgorge profits, the proceeds shall be donated to the Ronald McDonald House Charities, or such charitable organization that may be approved by the Compliance Committee.

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8. No Liability for Losses

RBC GAM-US and its affiliates will not be liable for any losses incurred or profits avoided by any Access Person resulting from the implementation or enforcement of the Code of Ethics. Access Persons must understand that their ability to buy and sell investments may be limited and that RBC GAM-US’s trading activity may affect when an Access Person can buy or sell a particular security.

9. Confidentiality / Reporting Misconduct

As noted above, Employees are required to report any violations of this Code of Ethics promptly, whether by Employee or others, to the Compliance Department. We all have a responsibility to report misconduct. RBC GAM-US strives to create an atmosphere that encourages the good faith reporting of suspected violations. Accordingly, senior management will take great care to protect the identity of Employees who report suspected violations. Employees may ask the CCO to meet outside of RBC GAM-US offices or to discuss a suspected violation via phone away from the office and outside of regular business hours.

We are guided by our Values to act with integrity and to always do the right thing, and are committed to creating an environment where Employees feel safe reporting in good faith any breaches, misconduct, suspicious or deceptive activities directly to the Chief Compliance Officer or other senior management. Please see GAMspace > Employee Resources > Reporting Misconduct for additional resources available to you. All good faith reports are taken seriously and investigated promptly and thoroughly, as appropriate, and retaliation is prohibited.

Training

The Compliance Department provides initial training to all Access Persons and periodic training throughout the year, and keeps records of all training conducted.

Recordkeeping

Records Required to Be Kept for Seven Years (minimum two years on-site):

•	All initial and annual holdings reports.

•	All transaction confirmations and quarterly account statements.

•	A copy of the Code of Ethics currently in effect and any previous versions of the Code of Ethics.

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation.

•	All acknowledgements of the Code of Ethics for each person who is currently, or within the past seven years was, an Employee of RBC GAM-US or otherwise is or was considered an “Access Person”.

•	A list of persons who are currently, or within the past seven years were considered Access Persons.

•	All records pertaining to training of the Code of Ethics, including new Access Person training and training related to Code amendments, including who attended, when it was provided and what was covered.

•	All records relating to the approval of Third-Party Managed Accounts.

•	A list of persons who are currently, or within the past seven years were, considered an RBC Executive.

•	All records related to the granting of exemptions to the Code of Ethics.

•	All records documenting the annual review of the Code of Ethics.

•	All records of preclearance requests and the responses thereto.

Disclosure

Form ADV Part 2A requires RBC GAM-US to describe its Code of Ethics and make it available to clients and potential clients.

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Ownership

This document is maintained by the Chief Compliance Officer.

Review Schedule

At least annually, the Code of Ethics and relevant policies and procedures will be reviewed for accuracy and effectiveness.

Approval Date and Revisions

•	December 8, 2023

•	November 22, 2022

•	April 8, 2022

•	September 17, 2020

•	November 1, 2018

•	October 18, 2017

•	October 19, 2016

•	September 9, 2015

•	September 5, 2014

•	August 22, 2013

•	August 1, 2012

•	February 14, 2012

•	September 6, 2011

•	January 1, 2010

•	December 18, 2009

•	October 6, 2008

•	December 13, 2007 (Code of Ethics original approval date)

•	October 3, 2004 (Guidelines Regarding Insider Trading originally approved October 3, 2004, amended December 12, 2005, and incorporated into the Code on December 18, 2009)

Any amendments to the Code of Ethics will be provided to Access Persons who will be required to acknowledge receipt and understanding of Code requirements.

Definitions

Access Person	RBC GAM-US considers all of its Employees, directors and officers to be Access Persons, with limited exceptions (see Limited Exemptions). In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of or have access to nonpublic information regarding securities transactions or portfolio holdings in any client’s account.

Access Person may also include any other persons who the CCO determines to treat as Access Persons because of their status, the functions they perform, or the information they obtain or have the ability to access.

American Depositary Receipt (ADR) Preclearance Required	A negotiable certificate issued by a U.S. bank representing a specified number of shares in a foreign company’s stock. ADRs trade on American stock exchanges.

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Automatic Investment Plan Reporting Not Required	A program in which regular periodic purchases (or withdrawals) are made automatically to/from investment accounts in accordance with a predetermined schedule and allocation.

Examples include dividend reinvestment plans and direct stock purchase plans.

Beneficial Ownership Interest	An Access Person has a Beneficial Ownership Interest in an investment if the Access Person has or shares in the opportunity, directly or indirectly, to profit or share in the profits, regardless of the name in which the investment is held.

Access Persons are assumed to have a Beneficial Ownership Interest in all Covered Accounts and Covered Investments held by Immediate Family Members (defined below); and in any Covered Account where the Access Person has discretionary control over the purchase or sale of Covered Investments; and any partnerships, trusts or estates (see separate RBC GAM-US Outside Business Activities Policy for disclosure and approval requirements for partnerships, trusts and estates).

Blackout Period	The Blackout Period encompasses seven calendar days before through seven calendar days after a security is purchased or sold in a portfolio managed by RBC GAM-US.

CCO	RBC GAM-US’s Chief Compliance Officer.

Closed-End Fund Preclearance Required	A closed-end fund is a portfolio of pooled assets that raises a fixed amount of capital through an IPO and then lists shares for trade on a stock exchange. After all the shares sell, the offering is closed and no new shares are issued; the shares trade like stocks.

Covered Accounts Reporting Required	All brokerage or other investment accounts that can transact in Covered Investments and where Access Persons and their Immediate Family Members have direct or indirect influence or control or Beneficial Ownership Interest, including interests in any partnerships, trusts or estates (see separate Outside Business Activities Policies and Procedures for disclosure and approval requirements for partnerships, trusts and estates).

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Covered Investments Preclearance Required	Investments in securities, broadly defined to include all types of equity and debt investments (including investments in a related security, such as an option or closed-end mutual funds). See Covered Investments Exceptions for a list of securities not included in Covered Investments.

Covered Investments Exceptions Preclearance Not Required

The following securities are excluded from the definition of Covered Investments and do not require preclearance:

•    Exchange-Traded Funds (ETF) (except single-security ETFs, which must be precleared)

•    Exchange-Traded Notes (ETN)

•    U.S. government securities

•    Bankers’ acceptances

•    Bank certificates of deposit

•    Commercial paper

•    High-quality short-term debt instruments (such as money market mutual funds)

•    Royal Bank Common Stock Fund

•    Registered investment companies (mutual funds) that are open-ended, including RBC Managed Funds.[2]

If changes to this list occur between updates to the Code of Ethics, the Compliance Department will communicate such changes in writing to all Access Persons.

Cryptocurrency Preclearance Not Required	A digital or virtual currency secured by cryptography. Many cryptocurrencies are decentralized networks based on blockchain technology.

De minimis exemption	The “de minimis” exemption may apply to limit the application of the Blackout Period. Trades covered by the “de minimis” exemption must be precleared and are subject to all other requirements of the Code of Ethics. See Blackout Period Trading.

De minimis exemptions are generally not available to Access Persons who qualify as Investment Professionals.

Designated Brokers	RBC GAM-US approved broker-dealers: • Fidelity Investments • Charles Schwab & Company • RBC Wealth Management, a division of RBC Capital Markets, LLC (or any RBC affiliate)

Dividend Reinvestment Plan Reporting Not Required	A type of automatic investment plan that allows investors to reinvest their cash dividends into additional shares or fractional shares on the dividend payment date. See also Automatic Investment Plan.

Employee	All RBC GAM-US Employees, including contract workers/consultants, and interns.

2Preclearance approval is not required for opened-ended mutual funds, but all mutual funds where RBC is either the adviser or sub-adviser must be disclosed in the designated compliance reporting system.

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Designated Compliance Reporting System

The “designated compliance reporting system” is the system RBC GAM-US uses to administer the Code of Ethics; In addition to automating compliance with personal trading requirements, the designated compliance reporting system is also used for approval of outside business activities, political contributions, private securities transactions; various disclosures, including gifts and entertainment disclosures; and periodic certifications.

The designated compliance reporting system is subject to change from time to time, and all Access Persons will be notified accordingly, with training provided, as needed.

Employee Stock Purchase Plans Reporting and Preclearance Required (if stock is held in brokerage) Reporting and preclearance not required (if stock is held with employer)	A company-run program in which participating employees can purchase company stock at a discounted price. The company stock is held in a brokerage account or with a transfer agent.

Exchange-Traded Fund (ETF)	A type of security similar to a mutual fund that involves a collection of securities, such as stocks, that often track an underlying index. ETFs include those organized as open-end investment companies and those organized as unit investment trusts.

Preclearance Not Required (excludes single-security ETFs which must be precleared)	Single-security or single stock ETFs, do not involve a collection of securities; rather, they track just a single stock but employ derivatives contracts to provide leveraged and/or inverse returns. Single-security ETFs must be precleared.

Exchange-Traded Note (ETN) Preclearance Not Required	A type of unsecured debt security, similar to bonds, that tracks an underlying index of securities.

Futures / Commodities Contracts / Accounts	A futures contract requires a buyer to purchase assets, and a seller to sell them, on a specific future date, unless the holder’s position is closed before the expiration date.
Compliance Preapproval Required	RBC GAM-US is registered with the National Futures Association and is subject to its rules, which requires Access Persons to obtain preapproval before opening a commodities or futures account.

Initial Coin Offering (ICO) Compliance Preapproval Required	An Initial Coin Offering (ICO) is the cryptocurrency industry’s equivalent to an IPO. A company seeking to raise money to create a new coin, app or service can launch an ICO as a way to raise funds. Depending on the facts and circumstances of each individual ICO, the virtual coins or tokens that are offered or sold may be securities.

Registered Personnel are prohibited from participating in an ICO that may be considered to be a securities offering.

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Immediate Family Member	Generally, any relative by blood, adoption or marriage living in the Access Person’s household, any domestic partner, and, whether or not living in the Access Person’s household, any other relative with respect to whose investments the Access Person has influence or control.

Index Fund Preclearance Not Required	A type of mutual fund with a portfolio constructed to match or track the components of a financial market index, such as the Standard & Poor’s 500 Index (S&P 500).

Initial Public Offering (IPO) Prohibited	An IPO is a company’s first sale of stock to the public. An IPO refers to the process of offering shares of a private company to the public in a new stock issuance in order to raise capital. IPOs are usually underwritten by one or more investment banks.

Investment Professional	Access Persons involved in security selection, research or trading, or function as a portfolio manager (investment decision-making role). Based on their roles, these Access Persons may be in receipt of material non-public information (“MNPI”).

Investment Club	A group of individuals who pool their money to make investments. Investment clubs are usually organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members.

Prohibited	Due to the high risks associated with accessing and sharing confidential, proprietary and material non-public information, Access Persons and their Immediate Family Members are prohibited from participating in Investment Clubs.

Limited Offering Compliance Preapproval Required	See Private Investments.

Monitored Employees	Monitored Employees are (1) Reporting insiders (2) pre-clearing officers (3) executive officers of RBC, and (4) other employees who are selected by RBC to be monitored because they may acquire inside information about RBC (RBC access employees) or any other reporting issuer (other access employees) in the ordinary course of business. Using a risk based analysis; some employees with no ordinary course access are classified as monitored employees due to their position and level of responsibilities. Monitored Employees are also subject to the RBC Enterprise-Wide Personal Trading Policy.

All Monitored Employees who retire or leave RBC, or transfer to another role that does not require monitoring, must continue to adhere to personal trading restrictions for 90 days following their departure, including the Trading Window restrictions where appropriate.

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MNPI (Material Non- Public Information)	Any information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or information that is reasonably certain to have a substantial effect on the price of a company's securities which has not been disseminated to the general public.

Please refer to the RBC GAM-US Material Non-Public Information (MNPI) and Research Providers Policy for additional information.

Municipal Bonds Preclearance Required	Municipal bonds are debt securities issued by state and local governments used to fund public works projects.

Open-End Mutual Fund Preclearance Not Required	An open-end mutual fund (also known as a registered investment company) is a mutual fund that issues new shares when people invest in it and buys back old shares when investors want to redeem them.
RBC mutual funds do not require preclearance but must be disclosed in the designated compliance reporting system.

Options Preclearance Required	Options are a derivative form of investment based on the value of an underlying security. Options give the investor the right, but not the obligation, to buy or sell a specific security at a specific price within a specific time frame.

Private Funds Compliance Preapproval Required	Private Funds are pooled investment vehicles excluded from the definition of investment company under the Investment Company Act of 1940, as amended, by Sections 3(c)(1) or 3(c)(7).
Access Persons may not invest in Private Funds managed by RBC or any of its affiliates (including BlueBay alternative funds) unless the Access Person is directly involved in providing investment management services to that fund.

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Private Investments Compliance Preapproval Required

Private Investments (also known as private placements or limited offerings) include any investment in securities which are not executed through a securities market such as a stock exchange, automated quotation system or an over-the-counter market. Examples of Private Investments include but are not limited to the following:

•      Any securities obtained by prospectus exception, including tax shelter private investments

•      Private placements

•      Hedge funds

•      Limited partnership investments or closely held corporations

•      Income-producing real estate investments

•      Private investment opportunities offered by a previous employer

•      New offerings of unregistered securities

•      Investments in a private company (including family businesses, restaurants, consulting companies, investment-based crowdfunding entities, etc.)

•      Initial coin offerings (ICOs). Registered Personnel are prohibited from participating in ICOs that may be considered to be securities offerings.

Private Placement Compliance Preapproval Required	See Private Investments.

RBC	Royal Bank of Canada

RBC Code of Conduct	The Code of Conduct guides us and sets expectations for our behavior and decision-making. It applies to all RBC Employees, contract workers, interns, and members of the board of directors of RBC and all of its subsidiaries.

Understanding and complying with the Code of Conduct is a condition of employment.

RBC Executive	Any personnel listed in Part 1 of RBC GAM-US’s most current Form ADV, Schedule A, Direct Owners and Executive Officers.

RBC GAM-US / Firm	RBC Global Asset Management (U.S.) Inc.

RBC Managed Funds Reporting Required	Mutual funds where RBC is either the adviser or sub-adviser

Reportable Investments Reporting Required	Securities that must be reported in the designated reporting system but do not require preclearance, such as RBC Managed Funds and futures contracts.

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Third-Party Managed Accounts Compliance Preapproval Required	A Third-Party Managed Account is an account managed by a third-party manager who has investment management discretion regarding securities transactions pursuant an investment management or advisory agreement where the Access Person relinquishes direct or indirect influence or control over the account to the third-party manager.

Trading Window	Periods of time set by calendar dates when trading in RBC Securities by Monitored Employees is either permitted (“open trading window”) or prohibited (“closed trading window”). Such dates are set in advance by senior management based on the planned public release of RBC financial information.

Unit Investment Trust Preclearance Not Required	A Unit Investment Trust (“UIT”) is an investment company that offers a fixed portfolio, generally of stocks and bonds, as redeemable units to investors. Some ETFs are structured as UITs. A UIT is not actively managed.

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Exhibit A – Quick Reference Guide	Quick Reference Guide Last Updated December 8, 2023

REPORTING REQUIREMENTS	PRECLEARANCE REQUIREMENTS	COMPLIANCE REMINDERS

Report in Designated Compliance Reporting System

•   All brokerage accounts held by you and your Immediate Family Members sharing the same household (preapproval required for non-Designated Brokers)

•   Employee stock purchase plans (stock held in brokerage account)

•   Futures / commodities trading accounts (preapproval required)

•   Health savings accounts (with brokerage link)

•   Mutual funds where by RBC GAM-US is the adviser or sub-adviser

•   Private Investments (preapproval required)

•   Stock held at Transfer Agent

•   Third-Party Managed Accounts (preapproval required)

•   Trust accounts benefitting Access Person or where Access Person is Trustee or Co-Trustee

Reporting Not Required

•   401(k)s, 403(b)s or employer-directed pension accounts

•   529 Plans

•   Automatic Investment Plans

•   Bank Savings Accounts

•   Bank Certificates of Deposit

•   Cryptocurrencies in non-brokerage accounts

•   Dividend Reinvestment Plans

•   Employee stock purchase plans (stock held with employer)

•   Health savings accounts (no brokerage link)

•   Index funds

•   Life insurance policies

•   Money market funds

•   Mutual funds not managed by RBC GAM-US

•   Variable and fixed annuities

Preclearance Required

•   American depositary receipt (ADR)

•   Common and Preferred Stock

•   Corporate Bonds

•   Convertible Bonds

•   Municipal Bonds

•   Mutual funds – closed-end

•   Options (opening, closing and exercising)

•   Private Funds (see Prohibitions)

•   Private placement investments (preapproval required for initial / subsequent investments)

•   Royal Bank of Canada (RY) stock

•   Rights and warrants (exercised

•   Single-Security Exchange-Traded Funds (ETFs)

Approval Period

Preclearance approval is good until the close of business/trading following the day the preclearance is granted.

Registered Personnel

Registered Personnel must also review the RBC Capital Markets Restricted List prior to executing trades in personal accounts.

Preclearance Not Required

•   Automatic Investment Plans

•   Certificates of Deposit

•   Cryptocurrencies

•   Dividend Reinvestment Plans

•   Exchange-Traded Funds (ETFs) (excludes single-security ETFs which must be precleared)

•   Exchange-Traded Notes (ETNs)

•   Futures / Commodities trading (preapproval of account required)

•   Index funds (e.g., S&P 500)

•   Money market funds

•   Mutual funds – open-end

•   Third-Party Managed Account transactions (preapproval required)

•   RBC Mutual Funds

•   Stock Donations

•   Stock splits

•   Swaps

•   Unit Investment Trusts

•   U.S. Government Securities

Prohibitions

•   Investment Clubs

•   Investment Apps with Robinhood, Stockpile, or other non-Designated Brokers

•   Initial Public Offerings (IPOs)

•   Options on Royal Bank of Canada (RY) stock

•   Private funds managed by RBC or any of its affiliates (including BlueBay alternative funds)

•   Restricted Securities

•   Short-term trading for profit (30 days / LIFO rule) (Compliance preapproval required if selling at a loss; options may not be used to circumvent this restriction)

Designated Brokers

•   Fidelity Investments

•   Charles Schwab

•   RBC Wealth Management (or any RBC affiliate)

Other PTA Reporting

•   Initial, quarterly & annual certifications

•   Gifts & entertainment*

•   Outside business activities*

•   Political contributions*

*See separate policies

➢    These requirements apply to all accounts and transactions where Access Person has a Beneficial Ownership Interest in an investment. An Access Person has a Beneficial Ownership Interest in an investment if the Access Person has or shares in the opportunity, directly or indirectly, to profit or share in the profits, regardless of the name in which the investment is held. Access Persons are assumed to have a Beneficial Ownership Interest in all Covered Accounts and Covered Investments held by Immediate Family Members sharing the same household and includes accounts where the Access Person has discretionary control over the purchase or sale of Covered Investments, and interests in any partnerships, trusts or estates (see separate Outside Business Activities Policies and Procedures for disclosure and approval requirements for partnerships, trusts and estates).

➢    Obtaining preclearance approval does not relieve Access Person from conducting securities transactions in full compliance with the provisions of the Code.

➢    This chart is not all-inclusive and is subject to change. Please contact the Compliance Department with any questions.

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Exhibit B – Frequently Asked Questions (FAQs)

BACKGROUND

Why am I subject to the Code of Ethics?

As an Employee of RBC GAM-US (“Employee” includes interns and contract workers), you are considered both an access person and a supervised person, as those terms are defined in the SEC rules. As a registered investment adviser, RBC GAM-US is required, among other things, to monitor access persons’ / supervised persons’ (and their Immediate Family Members’) personal securities transactions and holdings.

Why are my Immediate Family Members subject to the Code of Ethics?

The SEC rules require that access persons’ holdings and transaction reporting requirements apply to all holdings or transactions where the access person has any direct or indirect beneficial ownership interest. “An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household” (SEC Adopting Release July 6, 2004),

MAINTAINING ACCOUNTS

Why do my personal brokerage accounts have to be held with a Designated Broker?

By using a Designated Broker, RBC GAM-US is able to obtain daily electronic feeds of trade activities in Covered Accounts, which assists in promptly identifying violations and automating the review process.

What accounts do I need to disclose in the designated compliance reporting system?

All accounts that allow for trading in Covered Investments, even if the account does not currently hold Covered Investments, must be disclosed for both Access Persons and their Immediate Family Members, including all accounts where if you have been granted power-of attorney, or where you are able to exercise control over investment decisions (these situations will be reviewed on a case-by-case basis).

Do I need to disclose an employee stock purchase plan held by me or my Immediate Family Member?

Yes. An employee stock purchase plan (“ESPP”) is a company-run program in which participating employees can purchase company stock at a discounted price. The company stock purchased through an ESPP is held in a brokerage account or with a transfer agent and this account must be reported in the designated compliance reporting system. Preclearance is required before the stock can be sold.

My Immediate Family Members have brokerage accounts with non-Designated Brokers. Do these accounts have to be moved to one of our Designated Brokers?

Yes, unless the account has been approved by the Compliance Department to be held with an outside broker. An exception is most likely to be approved if electronic feeds are available from the outside broker. If electronic feeds are not available, an exception may be granted in rare circumstances and only if the Access Person ensures duplicate account statements and broker trade confirmations are provided to the Compliance Department in accordance with the Reporting Requirements described in the Code of Ethics.

I have been asked to serve as a trustee, co-trustee, executor to an estate, or have been granted power of attorney over a brokerage account. Do I need to disclose this account and holdings in PTA?

Yes. Being a trustee or co-trustee to a trust, or executor to an estate, creates an account interest and triggers the requirements of a Covered Account. As a trustee, co-trustee, executor to an estate, or where you have been granted a power of attorney over an account, you have beneficial ownership due to your discretionary control over the purchase or sale of investments. These accounts must be reported in the designated compliance reporting system and pre-clearance will be required. In addition, acting as a trustee may be deemed an outside business activity. See the Outside Business Activities Policy for additional information.

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I own RBC Mutual Funds in my 401(k). Do I need to report these holdings in the designated compliance reporting system?

Yes, you must report all RBC mutual funds in the designated compliance reporting system, even though preclearance is not required. All mutual funds where RBC GAM-US is the adviser or sub-adviser must be reported. However, you are not required to report the RBC Common Stock Fund in your RBC Fidelity 401(k).

Please contact the Compliance department if you need assistance.

Why do I need pre-approval to open a Futures or a Commodities Account?

RBC GAM-US is registered with the NFA and is subject to CFTC rules, which requires Access Persons to obtain pre-approval before opening a commodities or futures account.

I have been asked to join an Investment Club, or I am already a partner or member in an Investment Club. Do I need to report the account in the designated compliance reporting system and move my account to a Designated Broker?

Investment clubs are prohibited due to the high risks associated with accessing and sharing confidential, proprietary and material non-public information. If you are already a partner or member in an investment club, you will be required to cease your involvement.

Can I open a brokerage account using an investment app, such as stockpile.com or robinhood.com?

No. With limited exceptions, all brokerage accounts must be held with one of our Designated Brokers. We are unable to automate the review process on investment app brokerage accounts with electronic feeds and do not have the resources to manually monitor such accounts.

TRADING RULES

Why do I need pre-clearance or pre-approval when trading in Covered Investments?

The SEC rules require that investment advisers review their supervised persons’ personal securities transactions and holdings and recommends that advisers require pre-clearance of access persons’ personal securities transactions. The preclearance requirements contained in the Code of Ethics are designed to help prevent, detect and correct trading on MNPI and to avoid actual, potential, or perceived conflicts of interest.

Do I need pre-clearance if my account is managed by a third-party manager?

If your account is managed by a third-party investment manager and you are not exercising direct or indirect control over the account, and this account has been pre-approved by the Compliance Department, you will not need to pre-clear trades.

Why is there a blackout period?

Blackout periods restrict Access Persons from purchasing or selling the same security for a short period of time before and after a client trade occurs in order to prevent Access Persons from trading ahead of clients or allocating trades in a manner that could defraud clients or raise any conflicts of interest.

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What is a “de minimis” exemption?

“De minimis” (“of minimum importance”; insignificant”). A “de minimis” exemption applies to personal trading in the stock of a large capitalized company where employee transactions (or aggregate transactions) are not going to be significant enough to make any market impact. “De minimis” exemptions are generally not available to Access Persons who are Investment Professionals.

What happens if an Investment Professional obtains approval through the designated compliance reporting system to execute a trade in a security that is subsequently traded in a client portfolio within the blackout period?

This scenario would be considered on a case-by-case basis but would ordinarily be a violation of the Code that would require corrective measures. The Compliance Department will investigate all such trades, including requiring the Investment Professional to submit a written explanation of the circumstances surrounding the transaction. If the Compliance Department is not satisfied that the Access Person effected the trade without knowledge of the impending firm trade, the Access Person may be required to reverse the transaction, forfeit any resulting gains, and absorb any resulting financial and/or tax consequences.

What do I need to do if I want to participate or make a subsequent investment in a Private Placement, Limited Partnership, Hedge Fund or REIT?

Private placements, limited partnerships, hedge funds or REITS (“Private Investments”) are subject to advance review and approval by the Compliance Department. Access Persons should complete and submit the Private Placement Pre-Approval Form found in the designated compliance reporting system Copies of the offering documents and subscription agreements must be provided.

Why can’t I buy shares in an Initial Public Offering?

Participation in an Initial Public Offering is prohibited for Access Persons and their Immediate Family Members because these types of transactions represent the same type of investment opportunities that may be considered on behalf of our clients. In addition, for securities-licensed Access Persons, participating in IPOs is prohibited under FINRA rules.

I have an approved third-party managed account. Can my investment adviser/manager purchase an IPO or Private Investment?

You are prohibited from using a third-party managed account to circumvent Code requirements. IPOs are prohibited and Private Investments must be preapproved by both Compliance and your manager. The third-party managed account is prohibited from engaging in any transactions prohibited by the Code.

Do I need preclearance approval to trade in cryptocurrencies or other digital assets?

Generally, no. For example, Bitcoin and Ether, both well-known examples of digital assets, are not considered by the SEC to be securities. Digital assets are generally held in a digital wallet, owned and controlled by the individual investor. The owner of the digital wallet remains anonymous, represented only by a public key. Preclearance approval and reporting is not required for Bitcoin- and Ether-type digital assets.

An initial coin offering (“ICO”), however, may be considered by the SEC to be a securities offering. Specifically, an ICO falls under the definition of “Private Investment” under the Code and, as such, requires prior approval by both Compliance and your manager. An ICO, sometimes referred to as a security token offering (“STO”), involves a crowdfunding exercise to fund project development. Sometimes, an STO can also be used as a security token (a digital representation) of an asset, meaning it could represent a share in a company, ownership of a piece of real estate, or participation in an investment fund. These securities tokens can then be traded on the secondary market of the issuer’s choice.

Access Persons should complete the Private Placement Request Form in the designated compliance reporting system and obtain prior approval before purchasing an ICO/STO.

Registered Personnel are prohibited from purchasing ICO shares that may be considered to be a securities offering.

Contact Compliance for questions on cryptocurrency reporting requirements.

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Can I purchase Royal Bank of Canada (RY) shares?

Yes, you can purchase RY in a personal investment account after obtaining pre-clearance approval through PTA. In your RBC 401(k), you can purchase shares of the RBC Common Stock Fund without transaction pre-approval. Options trading on RY stock is prohibited

Can I buy RBC Mutual Funds shares? Do I need to report my holdings?

Yes, you can buy shares of RBC Funds and other open-ended funds advised or sub-advised by RBC GAM-US without obtaining preclearance approval; however, you must report these holdings in the designated compliance reporting system. Mutual funds not advised or sub-advised by RBC GAM-US are not Covered Investments and do not need to be pre-cleared or reported.

When should options trading be precleared?

Option trading requires preclearance when you engage in an opening and closing options transaction as well as when you exercise an option.

Does the short-term trading restriction apply to option trading?

Yes. The purchase and sale of option contracts may not be used to circumvent the short-term trading restriction. For example, Access Persons may not purchase an option that will expire within 30 days.

I requested and received pre-clearance on a transaction. How long before the preclearance approval expires?

Pre-clearance approval expires at the end of the next business/trading day. For example, a preclearance approval received at 10:00 am on Thursday is good until the end of business Friday.

MATERIAL NON-PUBLIC INFORMATION (“MNPI”)

I overheard information regarding a change at RBC that will have a great impact on the Firm and its future. What should I do?

You should treat this information as material, non-public information and contact the Compliance Department immediately (or legal staff in the absence of Compliance staff). Refer to the Material Non-Public Information (MNPI) and Research Providers Policy for additional requirements.

CODE REPORTING REQUIREMENTS

Why do I have to complete so many certifications?

The initial and quarterly certifications are designed to ensure all regulatory requirements are met. Accordingly, failure to complete all required certifications within the time period prescribed by the Compliance Department, absent extenuating circumstances, may be considered a Code violation.

Why do you review my trade activity?

SEC rules require investment advisers to establish, maintain and enforce a written code of ethics that contains, among other things, provisions requiring the monitoring of personal securities transactions and holdings. Some Access Persons may face conflicts of interest when trading in securities for their own accounts because of their intimate knowledge of clients’ securities transactions and, in some cases, because they have investment discretion to affect trades on behalf of clients.

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ESCALATION

Who gets notified if there is a violation of the Code of Ethics?

Code of Ethics violations are taken very seriously and are reported quarterly to certain of our existing client boards, and on an ongoing basis to prospective clients in Requests for Proposal. Our Code of Ethics and our collective efforts to comply with our Code of Ethics is a fundamental industry standard that measure our Firm’s integrity and commitment to the protection of our clients’ best interests. Employee’s manager will be notified of all Code violations and any disciplinary or remedial actions taken.

What are the repercussions of a violation of the Code of Ethics?

Disciplinary or remedial measures may include additional training, disgorgement of profits, trade reversals or restrictions, salary reduction or monetary fine, suspension or termination of employment, or referral to criminal authorities where appropriate. Each violation is considered on a case-by-case basis.

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